NEWS RELEASE
For Immediate Release

CNT REPORTS FIRST QUARTER RESULTS

Results In Line with
Previously Released Expectations

MINNEAPOLIS, MN. May 17, 2004 — CNT (NASDAQ: CMNT), the global expert in storage networking solutions, today reported financial results for the first quarter ended April 30, 2004. First quarter revenue totaled $96.2 million, compared to $52.3 million in the first quarter of 2003. Revenue and operating results for the first quarter of 2004 include the acquisition of Inrange Technologies on May 5, 2003.

On the basis of generally accepted accounting principles (GAAP), the company reported a net loss for the first quarter of 2004 of $4.5 million, or $.16 per share, compared to a net loss of $2.1 million, or $.08 per share, in the first quarter of 2003. On a pro forma basis, the company reported a net loss of $1.5 million, or $.05 per share, in the first quarter, compared to a net loss of $700,000, or $.03 per share, in the year-ago quarter. Pro forma results for the first quarter of 2004 exclude $1.7 million of intangibles amortization related to our acquisition of Inrange and a loss from discontinued operations of $344,000. Pro forma results for the first quarter of 2003 exclude the employee earn-out related to our June 2002 acquisition of BI-Tech. Pro forma net results for the first quarter of 2004 and 2003 include income taxes at a 34% effective rate, compared to GAAP tax rates for the first quarter of 2004 and 2003 of a negative 7% and a negative 52%, respectively. A reconciliation of GAAP to pro forma results for the first quarter of 2004 and 2003 can be found in the attached schedules.

CNT Corporation

6000 Nathan Lane North Minneapolis, Minnesota 55442
Tel: U.S. 800-638-8324 International 763-268-6000 Fax: 763-268-6800

“Our results for the first quarter of 2004 were disappointing due to a combination of product mix, managed services orders and inventory lead times,” commented Tom Hudson, CNT’s President, Chairman, and CEO. “Gross margins were lower than expected due to strong sales of third party products and some protracted customer decision making around large CNT product orders.”

“There are a number of good things happening at CNT which position us for better results in the future,” Hudson continued. “We see growing demand for our FC/9000 Fibre Channel and FICON director products. New unit and port shipments increased over 70% compared to the first quarter of 2003. The increased shipments reflect both growing market acceptance of our products and the market shift to large-scale Fibre Channel and FICON directors, CNT’s forte. This shift re-affirms our expectation that companies will simplify their existing SAN environments by consolidating to a smaller number of large, higher port density director class products. Our FC/9000 product has the greatest port density of any Fibre Channel or FICON product currently available in the marketplace.”

“Customers will benefit from reduced costs of administration, along with greater reliability and scalability in their infrastructure. CNT is able to facilitate this consolidation with our world-class professional services and support organization. We expect to launch a new generation of these products later this year which will further strengthen our industry leadership,” added Hudson.

“We see continued success in our strategy to build CNT’s managed services offerings, including products, consulting and design services, telecommunications infrastructure and network monitoring,” Hudson said. “CNT has over 400 customer networks currently being monitored and managed by CNT’s Network Management Service (NMS), and that number is growing every quarter. We also began delivering on a $15 million managed service contract that we signed last quarter. This contract and others will provide us with a predictable annuity stream of recurring revenue during the coming months. We’re definitely seeing a shift and acceleration toward more managed services, with a growing customer interest level in these offerings. For our customers, managed services provide a vehicle to meet their business objectives with the least cost, least risk and highest quality implementation. While managed services may slow down the timing of revenue recognition, the contracts drive a more predictable revenue stream over the long term.”

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“During the quarter we sold the ERP consulting practice we acquired last year with our acquisition of Inrange for anticipated net proceeds of approximately $2.5 million. Goodwill has been adjusted for our gain on sale. The divestiture allows us to focus on our core storage networking business and will help to improve our future profitability. The business has been reflected as a discontinued operation in the accompanying financial statements,” commented Greg Barnum, CNT’s Vice President of Finance and Chief Financial Officer.

Conference Call Information

CNT will conduct a webcast and conference call for analysts and investors beginning at 4:30 pm Central Daylight Time, 5:30 pm Eastern Daylight Time on May 17, 2004. The webcast is available through CNT’s web site at http://www.cnt.com/cnt/financials/. To participate via telephone, dial 212-676-5261 and ask for the CNT First Quarter Earnings Call. A one-week webcast replay will be available at http://www.cnt.com/cnt/financials/. A two-day telephone replay will be available at 800-633-8284 or 402-977-9140; enter 21193251# at the reservation number prompt.

About CNT

CNT is the expert in today’s most cost-effective and reliable storage networking solutions. For over 20 years, businesses around the world have depended on us to improve business efficiency, increase data availability and manage their business-critical information. CNT applies its technology, products and expertise in open storage networking architecture and business continuity to help companies build end-to-end solutions consisting of analysis, planning and design, multi-vendor integration, implementation and ongoing remote management of the SAN or storage infrastructure. For more information, visit CNT’s web site at http://www.cnt.com or call 763-268-6000.

All brand names and product names are trademarks or registered trademarks of their respective companies.

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For Additional Information, Contact:
Greg Barnum, VP of Finance & CFO 763-268-6110; greg_barnum@cnt.com

Certain statements in this press release and in documents we have filed with the Securities and Exchange Commission, and oral statements made by or with the approval of our executive officers contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about our anticipated receipt of orders and their impact on quarterly sales, business strategy, expectations regarding future revenue levels, timing of and plans for the introduction or phase-out of products or services, enhancements of existing products or services, plans for hiring additional personnel, entering into strategic partnerships, and other plans, objectives, expectations and intentions that are not historical fact.

The words “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of certain risk factors, including but not limited to (i) competitive factors, including pricing pressures, (ii) variability in quarterly and annual sales, (iii) economic trends in various geographic markets, including changes in IT spending levels; (iv) relationships with our strategic partners; (v) unanticipated risks associated with introducing new products and features; (vi) technological change affecting our products (vii) adverse judgements in present and future litigation; (viii) our ability to obtain market acceptance of our new products; (ix) our ability to anticipate end user needs: (x) dependence on sole source and limited source suppliers (xi) our ability to retain and attract key personnel; (xii) the existence of undetected errors in our products; (xiii) our ability to protect our intellectual property and defend against infringement claims; (xiv) variability in gross profit caused by sales mix and other factors; (xv) receipt of anticipated orders; and (xvi) other events and other important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K. We assume no obligation to update any forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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CNT
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended
	April 30,
	2004	2003
Revenue:
Product sales	$63,675	$34,404
Service fees	32,562	17,926

Total revenue	96,237	52,330

Cost of revenue:
Cost of product sales	37,127	21,634
Cost of service fees	20,755	10,086
Amortization of developed technology	1,055	—

Total cost of revenue	58,937	31,720

Gross profit	37,300	20,610

Operating Expenses:
Sales and marketing	23,118	14,206
Engineering and development	13,157	5,920
General and administrative	3,502	2,556
Amortization of customer list and trademarks	608	—

Total operating expenses	40,385	22,682

Loss from operations	(3,085)	(2,072)

Other income (expense):
Net gain on sale of marketable securities	—	747
Other, net	(822)	(47)

Other income (expense), net	(822)	700

Loss before income taxes	(3,907)	(1,372)

Provision for income taxes	275	710

Loss from continuing operations	(4,182)	(2,082)

Discontinued operations	(344)	—

Net loss	$(4,526)	$(2,082)

Basic & diluted loss per share:

Continuing operations	$(0.15)	$(0.08)

Discontinued operations	$(0.01)	$-

Net loss	$(0.16)	$(0.08)

Shares	27,598	26,960

CNT
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	April 30,
	2004	January 31,
	(unaudited)	2004
Assets
Current assets:
Cash and cash equivalents	$73,491	$75,267
Marketable securities	6,911	2,219
Receivables, net	73,736	99,815
Inventories	30,689	29,976
Other current assets	5,827	4,400

Total current assets	190,654	211,677

Property and equipment, net	43,067	40,313
Field support spares, net	12,482	11,951
Goodwill	105,736	105,203
Other intangibles, net	31,549	33,225
Deferred tax asset	872	872
Other assets	13,228	9,140

	$397,588	$412,381

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$37,343	$47,696
Accrued liabilities	41,164	43,733
Deferred revenue	47,417	47,058
Current installments of obligations under capital lease	2,525	1,619

Total current liabilities	128,449	140,106

Convertible subordinated debt	125,000	125,000
Obligations under capital lease, less current installments	6,326	4,468

Total liabilities	259,775	269,574

Shareholders’ equity:
Preferred Stock	—	—
Common stock, $.01 par value; authorized 100,000 shares, issued and outstanding 27,730 at April 30, 2004 and 27,501 at January 31, 2003	277	275
Additional paid-in capital	189,541	187,652
Unearned compensation	(1,833)	(319)
Accumulated deficit	(51,525)	(46,999)
Accumulated other comprehensive income	1,353	2,198

Total shareholders’ equity	137,813	142,807

	$397,588	$412,381

CNT
CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended
	April 30,
	2004	2003
Revenue:
Product sales	$63,675	$34,404
Service fees	32,562	17,926

Total revenue	96,237	52,330

Cost of revenue:
Cost of product sales	37,127	21,634
Cost of service fees	20,755	9,955

Total cost of revenue	57,882	31,589

Gross profit	38,355	20,741

Operating Expenses:
Sales and marketing	23,118	14,048
Engineering and development	13,157	5,920
General and administrative	3,502	2,533

Total operating expenses	39,777	22,501

Loss from operations	(1,422)	(1,760)

Other income (expense), net	(822)	700

Loss before income taxes	(2,244)	(1,060)
Benefit for income taxes	(763)	(360)

Net loss	$(1,481)	$(700)

Basic & diluted loss per share:
Net loss	$(0.05)	$(0.03)

Shares	27,598	26,960

CNT
CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended			Three months ended
	April 30, 2004			April 30, 2003
		Pro Forma			Pro Forma
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Revenue:
Product sales	$63,675	$—	$63,675	$34,404	$—	$34,404
Service fees	32,562	—	32,562	17,926	—	17,926

Total revenue	96,237	—	96,237	52,330	—	52,330

Cost of revenue:
Cost of product sales	37,127	—	37,127	21,634	—	21,634
Cost of service fees	20,755	—	20,755	10,086 (1)	(131)	9,955
Amortization of developed technology	1,055 (2)	(1,055)	—	—	—	—

Total cost of revenue	58,937	(1,055)	57,882	31,720	(131)	31,589

Gross profit	37,300	1,055	38,355	20,610	131	20,741

Operating expenses:
Sales and marketing	23,118	—	23,118	14,206 (1)	(158)	14,048
Engineering and development	13,157	—	13,157	5,920		5,920
General and administrative	3,502	—	3,502	2,556 (1)	(23)	2,533
Amortization of customer list and trademarks	608 (3)	(608)	—	—	—	—

Total operating expenses	40,385	(608)	39,777	22,682	(181)	22,501

Income (loss) from operations	(3,085)	1,663	(1,422)	(2,072)	312	(1,760)

Other income (expense), net	(822)	—	(822)	700	—	700

Income (loss) before income taxes	(3,907)	1,663	(2,244)	(1,372)	312	(1,060)
Provision (benefit) for income taxes	275 (4)	(1,038)	(763)	710 (4)	(1,070)	(360)

Income (loss) from continuing operations	(4,182)	2,701	(1,481)	(2,082)	1,382	(700)

Discontinued operations	(344) (5)	344	—	—	—	—

Net income (loss)	$(4,526)	$3,045	$(1,481)	$(2,082)	$1,382	$(700)

Basic & diluted income (loss) per share:
Continuing operations	$(0.15)	$0.10	$(0.05)	$(0.08)	$0.05	$(0.03)

Discontinued operations	$(0.01)	$0.01	$—	$—	$—	$—

Net income (loss)	$(0.16)	$0.11	$(0.05)	$(0.08)	$0.05	$(0.03)

Shares	27,598	27,598	27,598	26,960	26,960	26,960

(1)	Represents the expense related to the earn-out payable to the Bi-Tech employees.

(2)	Amortization expense related to the developed technology from the Inrange acquisition.

(3)	Amortization expense related to the customer list and trademarks from the Inrange acquisition

(4)	Reflects income tax expense at a 34% effective tax rate

(5)	Represents loss from discontinued operations — ERP consulting practice.